Exhibit 10.9

SECURED LOAN AGREEMENT

for a loan in the aggregate amount of

$71,400,000.00

MADE BY AND AMONG

CHT PARTNERS, LP

CHT SENIOR LIVING HOLDING, LLC

CHT CASPER WY SENIOR LIVING, LLC

CHT GRAND ISLAND NE SENIOR LIVING, LLC

CHT BILLINGS MT SENIOR LIVING, LLC

CHT MARION OH SENIOR LIVING, LLC

CHT MANSFIELD OH SENIOR LIVING, LLC

c/o CNL Properties Trust, Inc.

450 South Orange Avenue

Orlando, Florida 32801

AND

KEYBANK NATIONAL ASSOCIATION,

a national banking association,

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Dated as of February 16, 2012

-i-

TABLE OF CONTENTS

(continued)

-ii-

LIST OF EXHIBITS TO LOAN AGREEMENT

Exhibit A-1	Legal Description of Casper Land
Exhibit A-2	Legal Description of Grand Island Land
Exhibit A-3	Legal Description of Billings Land
Exhibit A-4	Legal Description of Marion Land
Exhibit A-5	Legal Description of Mansfield Land
Exhibit B-1	Casper Permitted Exceptions
Exhibit B-2	Grand Island Permitted Exceptions
Exhibit B-3	Billings Permitted Exceptions
Exhibit B-4	Marion Permitted Exceptions
Exhibit B-5	Mansfield Permitted Exceptions
Exhibit C	Title Requirements
Exhibit D	Survey Requirements
Exhibit E	Insurance Requirements
Exhibit F	Form of LIBOR Election Notice
Exhibit G	Form of Covenant Compliance Certificate

Schedule I	Environmental Documents

-iii-

SECURED LOAN AGREEMENT

THIS SECURED LOAN AGREEMENT (“Agreement”) is made as of February 16, 2012, by and between Borrowers and KEYBANK NATIONAL ASSOCIATION, a national banking association, its successors and assigns (“Lender”).

RECITALS

A. Casper Borrower intends to acquire fee simple title to a tract of land in the City of Casper, State of Wyoming, which land is legally described in Exhibit A-1 (the “Casper Land”). In addition, Casper Borrower proposes to acquire an 88-unit assisted living facility (the “Casper Improvements”) located on the Casper Land commonly known as “Primrose Retirement Community of Casper” (the Casper Land and the Casper Improvements collectively referred to herein as the “Casper Project”).

B. Grand Island Borrower intends to acquire fee simple title to a tract of land in the City of Grand Island, State of Nebraska, which land is legally described in Exhibit A-2 (the “Grand Island Land”). In addition, Grand Island Borrower proposes to acquire a 68-unit assisted living facility (the “Grand Island Improvements”) located on the Grand Island Land commonly known as “Primrose Retirement Community of Grand Island” (the Grand Island Land and the Grand Island Improvements collectively referred to herein as the “Grand Island Project”).

C. Billings Borrower intends to acquire fee simple title to a tract of land in the City of Billings, State of Montana, which land is legally described in Exhibit A-3 (the “Billings Land”). In addition, Billings Borrower proposes to acquire a 76-unit assisted living facility (the “Billings Improvements”) located on the Billings Land commonly known as “Sweetwater Retirement Community” (the Billings Land and the Billings Improvements collectively referred to herein as the “Billings Project”).

D. Marion Borrower intends to acquire fee simple title to a tract of land in the City of Marion, State of Ohio, which land is legally described in Exhibit A-4 (the “Marion Land”). In addition, Marion Borrower proposes to acquire an 80-unit assisted living facility (the “Marion Improvements”) located on the Marion Land commonly known as “Primrose Retirement Community of Marion” (the Marion Land and the Marion Improvements collectively referred to herein as the “Marion Project”).

E. Mansfield Borrower intends to acquire fee simple title to a tract of land in the City of Mansfield, State of Ohio, which land is legally described in Exhibit A-5 (the “Mansfield Land”). In addition, Mansfield Borrower proposes to acquire an 82-unit assisted living facility (the “Mansfield Improvements”) located on the Mansfield Land commonly known as “Primrose Retirement Community of Mansfield” (the Mansfield Land and the Mansfield Improvements collectively referred to herein as the “Mansfield Project”).

F. Borrowers have requested and applied to Lender for a loan in the amount of up to SEVENTY-ONE MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($71,400,000.00) (the “Loan”) to reimburse Borrowers for a portion of the costs for the acquisition of the Projects, fund capital expenditure accounts for the Projects and pay certain closing costs and expenses of Borrowers in connection with the acquisition of the Projects and the closing of the Loan, and Lender is willing to make the Loan on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

INCORPORATION OF RECITALS AND EXHIBITS

1.1	Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2	Incorporation of Schedule Exhibits.

Schedule I and Exhibits A through G, inclusive, attached hereto are incorporated herein and expressly made a part hereof by this reference.

ARTICLE 2

DEFINITIONS

2.1	Defined Terms.

The following terms as used herein shall have the following meanings:

Additional Capital: As such term is defined in Section 10.1(aa).

Adjusted Base Rate: An interest rate per annum equal to the sum of (a) the Base Rate, plus (b) the Base Rate Margin. Any change in the Adjusted Base Rate shall be effective immediately from and after a change in the Adjusted Base Rate (or the Federal Funds Effective Rate, as applicable).

Adjusted LIBOR Rate: For any LIBOR Rate Interest Period, an interest rate per annum equal to the sum of (i) the rate obtained by dividing (1) the LIBOR Rate for such LIBOR Rate Interest Period by (2) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such LIBOR Rate Interest Period, and (ii) the LIBOR Margin.

Affiliate: With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Agreement: This Secured Loan Agreement.

Applicable Rate: As such term is defined in Section 5.1(a).

Appraisal: An MAI certified appraisal of the Projects performed in accordance with FIRREA and Lender’s appraisal requirements by an appraiser selected and retained by Lender.

Approved Acquisition: Shall mean the acquisition by an Affiliate of Borrowers of any unencumbered healthcare real estate asset reasonably acceptable to Lender, which asset shall be pledged at the time of such acquisition as additional collateral for the obligations of Borrowers hereunder.

Approved Distribution: As such term is defined in Section 10.1(aa).

Approved Leases: Shall mean all Leases executed by any Borrower in accordance with Section 10.1(i) hereof.

Assignments of Rents: One or more assignments of leases and rents made by the Borrowers in favor of Lender assigning all leases, subleases and other agreements relating to the use and occupancy of all or any portion of the Projects, and all present and future leases, rents, issues and profits therefrom, as the same may be hereafter amended, restated, supplemented or otherwise modified pursuant to the terms thereof.

Authorized Representative: As such term is defined in Section 16.14.

Available Units: 394.

Bankruptcy Code: As such term is defined in Section 14.1(d).

Base Rate: For any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of:

(i)

the rate of interest established by KeyBank National Association, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit;

(ii)	the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and

(iii)	the Daily LIBOR Rate.

Base Rate Margin: Shall mean: (i) prior to the Performance Date, five percent (5.0%); and (ii) on and after the Performance Date, two percent (2.0%).

Billings Borrower: CHT Billings MT Senior Living, LLC, a Delaware limited liability company (f/k/a CPT Billings MT Senior Living, LLC).

Billings Mortgage: As such term is defined in Section 4.2(d).

Billings Permitted Exceptions: Shall mean (i) as of the date hereof, those matters listed on Exhibit B-3 hereto to which title to the Billings Project may be subject at the Loan Opening, and (ii) at all times thereafter, such exceptions covered by (i) along with the liens and security interests created by the Billings Mortgage or other Loan Documents; statutory liens for ad valorem taxes, standby fees and other governmental charges which are not yet delinquent at the time in question or are being contested in accordance with the requirements of the Loan Documents; rights of tenants under Approved Leases; other liens and security interests (if any) in favor of Lender or otherwise approved by Lender; and mechanics’ liens being contested in accordance with the requirements of the Loan Documents, and such other title exceptions as Lender may reasonably approve in writing.

Borrowers: CHT Borrower, CHT Holding, Casper Borrower, Grand Island Borrower, Billings Borrower, Marion Borrower and Mansfield Borrower, jointly and severally, as applicable.

Breakage Costs: Collectively, (a) the cost to Lender of re-employing funds bearing interest at an Adjusted LIBOR Rate, incurred (or expected to be incurred) in connection with (i) any payment of any portion of a Loan bearing interest at an Adjusted LIBOR Rate prior to the termination of any applicable LIBOR Rate Interest Period, or (ii) the conversion of an Adjusted LIBOR Rate to any other applicable interest rate on a date other than the last day of the relevant interest period, and (b) any amounts payable by a Borrower under any Interest Rate Agreement in connection with termination of such Agreement.

Business Day: A day of the year on which banks are not required or authorized to close in Brooklyn, Ohio.

Casper Borrower: CHT Casper WY Senior Living, LLC, a Delaware limited liability company (f/k/a CPT Casper WY Senior Living, LLC).

Casper Mortgage: As such term is defined in Section 4.2(b).

Casper Permitted Exceptions: Shall mean (i) as of the date hereof, those matters listed on Exhibit B-1 hereto to which title to the Casper Project may be subject at the Loan Opening, and (ii) at all times thereafter, such exceptions covered by (i) along with the liens and security interests created by the Casper Mortgage or other Loan Documents; statutory liens for ad valorem taxes, standby fees and other governmental charges which are not yet delinquent at the time in question or are being contested in accordance with the requirements of the Loan Documents; rights of tenants under Approved Leases; other liens and security interests (if any) in favor of Lender or otherwise approved by Lender; and mechanics’ liens being contested in accordance with the requirements of the Loan Documents, and such other title exceptions as Lender may reasonably approve in writing.

Change of Control: Shall mean an event or series of events by which:

(i)	Guarantor fails to own 100% of the indirect ownership of Borrowers;

(ii)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all equity interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity interests of Guarantor entitled to vote for members of the board of directors or equivalent governing body of Guarantor on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided that, notwithstanding the above, unexercised warrants with respect to equity interests of Guarantor shall not be deemed to be ownership of equity interests of Guarantor unless and until such warrants are exercised; or

(iii)

during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Guarantor cease to be composed of individuals (a) who were members of that board or equivalent governing body on the first day of such period, (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (c) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (b) and clause (c), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(iv)

after giving effect to the applicable event or events, (a) the total equity, direct or indirect, in any Borrower or Guarantor held by a particular person exceeds twenty-four percent (24%) of the total equity, direct or indirect, in Guarantor or such Borrower, as the case may be, and (b) such person did not hold in excess of twenty-four percent (24%) of the total equity, direct or indirect, in Guarantor or any Borrower as of the date hereof; or

(v)	CNL and its affiliates no longer serve as manager, advisor, or sponsor of the Borrowers or Guarantor.

CHT Borrower: CHT Partners, LP, a Delaware limited partnership (f/k/a CNL Properties Trust, LP).

CHT Holding: CHT Senior Living Holding, LLC, a Delaware limited liability company.

CNL: CNL Financial Group, Inc., a Delaware corporation.

Consolidated Tangible Net Worth: Shall, as of any applicable date of determination, for Guarantor and Borrowers on a consolidated basis, an amount equal to (i) the sum of (a) Shareholder’s Equity of Guarantor and Borrowers as of such date, plus (b) accumulated depreciation and amortization of Guarantor and Borrowers, less (ii) the sum (a) Intangible Assets of Guarantor and Borrowers, plus (b) Intangible Liabilities of Guarantor and Borrowers, all as determined in accordance with GAAP.

Control: As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Corporate Operating Account: Shall mean a deposit account in the name of CHT Borrower maintained by Lender and pledged to Lender as additional collateral for the Loan.

Daily LIBOR Rate: The rate of interest calculated by Lender on a daily basis equal to the one month rate of interest (rounded upward to the next highest 1/16th of 1%) of the one month London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) on the second preceding LIBOR Business Day; as determined and adjusted from time to time in Lender’s sole discretion.

DARCA: As such term is defined in Section 10.1(aa).

Debt Service Coverage: With respect to the period from the Loan Opening Date through the applicable date of determination, the ratio of (a) the lesser of (1) the NOI for such period, and (2) the Lease Income for such period (either 1 or 2 on an annualized basis if less than 12 months), to (b) the Pro Forma Debt Service.

Default or default: Any event, circumstance or condition which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate: A rate per annum equal to 5% (500 basis points) over the Adjusted Base Rate.

Environmental Documents: Collectively, the documents listed on Schedule I attached hereto.

Environmental Proceedings: As such term is defined in Section 3.1(f).

Environmental Report: As such term is defined in Section 8.1(o).

Equity Account: As such term is defined in Section 10.1(aa).

Equity Raise Requirement: As such term is defined in Section 10.1(aa).

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default: As such term is defined in Article 14.

Federal Funds Effective Rate: Shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Final Maturity Date: The date on which the Note matures, whether by acceleration, lapse of time or otherwise; provided, that such date shall be the Original Maturity Date, unless earlier accelerated as permitted herein or in any other Loan Document.

FIRREA: The Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.

GAAP: Generally Accepted Accounting Principles.

Governmental Approvals: As such term is defined in Section 3.1(n).

Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Grand Island Borrower: CHT Grand Island NE Senior Living, LLC, a Delaware limited liability company (f/k/a CPT Grand Island NE Senior Living, LLC).

Grand Island Mortgage: As such term is defined in Section 4.2(c).

Grand Island Permitted Exceptions: Shall mean (i) as of the date hereof, those matters listed on Exhibit B-2 hereto to which title to the Grand Island Project may be subject at the Loan Opening, and (ii) at all times thereafter, such exceptions covered by (i) along with the liens and security interests created by the Grand Island Mortgage or other Loan Documents; statutory liens for ad valorem taxes, standby fees and other governmental charges which are not yet delinquent at the time in question or are being contested in accordance with the requirements of the Loan Documents; rights of tenants under Approved Leases; other liens and security interests (if any) in favor of Lender or otherwise approved by Lender; and mechanics’ liens being contested in accordance with the requirements of the Loan Documents, and such other title exceptions as Lender may reasonably approve in writing.

Gross Revenues: For any period, all revenues of Tenant, determined on a cash basis, derived from the operation, use, leasing and occupancy of the Projects during such period; provided, however, that in no event shall Gross Revenues include (i) any loan proceeds, (ii) proceeds or payments under insurance policies (except proceeds of business interruption insurance); (iii) condemnation proceeds; (iv) any security deposits received from tenants in the Projects, unless and until the same are applied to rent or other obligations in accordance with the tenant’s lease; or (v) any other extraordinary items, in Lender’s reasonable discretion.

Guarantor: CNL Healthcare Trust, Inc., a Maryland corporation (f/k/a CNL Properties Trust, Inc.).

Guaranty: As such term is defined in Section 4.2(g).

Hazardous Material: Means and includes gasoline, petroleum, asbestos containing materials, explosives, radioactive materials or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Law of any Governmental Authority having jurisdiction over the Project or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and (vii) any other toxic substance or contaminant that is subject to any other Law or other past or present requirement of any Governmental Authority, as any such acts and laws may be amended, modified or supplemented from time to time.

Improvements: The collective reference to the Casper Improvements, the Grand Island Improvements, the Billings Improvements, the Marion Improvements and the Mansfield Improvements.

Including or including: Including but not limited to.

Indemnity: As such term is defined in Section 4.2(h).

Initial Debt Service Coverage: With respect to the period from the Loan Opening Date through the applicable date of determination, the ratio of (a) the Lease Income for such period annualized, to (b) the Pro Forma Debt Service.

Intangible Assets: Shall mean assets that are considered to be “intangible assets” determined in accordance with GAAP, including, without limitation, customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

Intangible Liabilities: Shall mean liabilities that are considered to be “intangible liabilities” in accordance with GAAP, including, but not limited to, guarantees of other persons, outstanding letters of credit, etc.

Interest Rate Protection Product: Shall mean a floating-to-fixed derivative, or other acceptable “cap” or limitation obtained by a Borrower, at its expense, to protect such Borrower from increases in the applicable LIBOR Rate, in an amount approved by Lender.

Interest Rate Agreement: Shall mean the document or instrument evidencing or creating the Interest Rate Protection Product which shall remain in effect from, or subsequent to, the Loan Opening Date.

Land: The collective reference to the Casper Land, the Grand Island Land, the Billings Land, the Marion Land and the Mansfield Land.

Late Charge: As such term is defined in Section 4.6.

Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Leases: The collective reference to all leases, subleases and occupancy agreements affecting a Project or any part thereof now existing or hereafter executed and all amendments, modifications or supplements thereto.

Lease Income: Shall mean all rentals or other income paid to Borrowers under the Leases between any Borrower and the Tenant in connection with the Projects for any applicable period, but specifically excluding any reserves, escrows, security deposits or other deposits, taxes, or reimbursements for amounts paid by Borrowers on Tenant’s behalf.

Leasing Information: As such term is defined in Section 10.1(n).

LIBOR Adjustment Date: The tenth (10th) day of each calendar month.

LIBOR Business Day: A Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.

LIBOR Margin: Shall mean: (i) prior to the Performance Date, six percent (6.0%); and (ii) on and after the Performance Date, three and one-quarter percent (3.25%).

LIBOR Rate: For any LIBOR Rate Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown by Reuters at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such LIBOR Rate Interest Period with a maturity approximately equal to such LIBOR Rate Interest Period and in an amount approximately equal to the amount to which such LIBOR Rate Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Reuters no longer reports such rate or Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market, Lender may select a replacement index.

LIBOR Rate Interest Period: With respect to each amount bearing interest at a LIBOR based rate, a period of one, two, three or six month(s), to the extent deposits with such maturity is available to Lender, commencing on a LIBOR Business Day, as selected by Borrowers provided, however, that (i) any LIBOR Rate Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall continue to and end on the next succeeding LIBOR Business Day, unless the result would be that such LIBOR Rate Interest Period would be extended to the next succeeding calendar month, in which case such LIBOR Rate Interest Period shall end on the next preceding LIBOR Business Day, (ii) each LIBOR Rate Interest Period shall end on the last LIBOR Adjustment Date occurring prior to the scheduled end of such LIBOR Rate Interest Period, and (iii) any LIBOR Rate Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Rate Interest Period would otherwise end shall instead end on the last LIBOR Business Day of such calendar month.

LIBOR Rate Option: As such term is defined in Section 5.1(b).

LTC: Shall mean the ratio of the Loan Amount to the aggregate costs for the Projects as of the Loan Opening Date.

LTV: Shall mean the ratio of the Loan Amount to the “leased fee” value of the Projects as determined in the Appraisal received by Lender in connection with the Loan Opening.

Loan: As such term is defined in Recital F on page 1 of this Agreement.

Loan Amount: The maximum amount of the Loan as set forth in Section 4.1(a) as reduced by principal payments, if any, made from time to time.

Loan Documents: The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Loans or any obligation of payment thereof or performance of Borrowers’ obligations in connection with the transaction contemplated hereunder and any Interest Rate Agreements, each as amended from time to time.

Loan Opening Date: The date of this Agreement.

Management Agreement: As such term is defined in Section 8.1(k).

Manager: Primrose Retirement Communities, LLC, a South Dakota limited liability company.

Mansfield Borrower: CHT Mansfield OH Senior Living, LLC, a Delaware limited liability company (f/k/a CPT Mansfield OH Senior Living, LLC).

Mansfield Mortgage: As such term is defined in Section 4.2(f).

Mansfield Permitted Exceptions: Shall mean (i) as of the date hereof, those matters listed on Exhibit B-5 hereto to which title to the Mansfield Project may be subject at the Loan Opening, and (ii) at all times thereafter, such exceptions covered by (i) along with the liens and security interests created by the Mansfield Mortgage or other Loan Documents; statutory liens for ad valorem taxes, standby fees and other governmental charges which are not yet delinquent at the time in question or are being contested in accordance with the requirements of the Loan Documents; rights of tenants under Approved Leases; other liens and security interests (if any) in favor of Lender or otherwise approved by Lender; and mechanics’ liens being contested in accordance with the requirements of the Loan Documents, and such other title exceptions as Lender may reasonably approve in writing.

Marion Borrower: CHT Marion OH Senior Living, LLC, a Delaware limited liability company (f/k/a CPT Marion OH Senior Living, LLC.

Marion Mortgage: As such term is defined in Section 4.2(e).

Marion Permitted Exceptions: Shall mean (i) as of the date hereof, those matters listed on Exhibit B-4 hereto to which title to the Marion Project may be subject at the Loan Opening, and (ii) at all times thereafter, such exceptions covered by (i) along with the liens and security interests created by the Marion Mortgage or other Loan Documents; statutory liens for ad valorem taxes, standby fees and other governmental charges which are not yet delinquent at the time in question or are being contested in accordance with the requirements of the Loan Documents; rights of tenants under Approved Leases; other liens and security interests (if any) in favor of Lender or otherwise approved by Lender; and mechanics’ liens being contested in accordance with the requirements of the Loan Documents, and such other title exceptions as Lender may reasonably approve in writing.

Material Adverse Change or material adverse change: The business prospects, operations or financial condition of a person, entity or property has changed in a manner which could impair the value of Lender’s security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Monthly Aggregate Equity Raise: An amount equal to the aggregate amount of equity raised by Borrowers or Guarantor during the applicable calendar month.

Monthly Equity Raise Costs and Expenses: An amount not to exceed fifteen percent (15%) of the Monthly Aggregate Equity Raise, as demonstrated to Lender in the Monthly Net Equity Certificate, which Monthly Equity Raises Costs and Expenses shall be used for payment of reasonable and customary costs incurred with raising equity, including, without limitation, commissions, marketing support and other offering costs and expenses.

Monthly Excess Cash Flow: The amount by which the monthly Lease Income from the Projects exceeds all amounts due and payable under the Loan Documents for such month.

Monthly Net Equity Raise: Shall mean the Monthly Aggregate Equity Raise less the Monthly Equity Raise Costs and Expenses for the applicable calendar month.

Monthly Net Equity Certificate: Shall mean a certificate in form and substance satisfactory to Lender in which Borrowers certify the Monthly Net Equity Raise for the calendar month immediately preceding the applicable date of determination.

Mortgages: The collective reference to the Casper Mortgage, the Grand Island Mortgage, the Billings Mortgage, the Marion Mortgage and the Mansfield Mortgage.

Net Equity Raise Period. As such term is defined in Section 10.1(aa).

Net Operating Income or NOI: The difference between (i) the Gross Revenues for the trailing twelve (12) month period immediately preceding the applicable date of determination, less (ii) the Operating Expenses for such period.

Note: As such term is defined in Section 4.2(a).

Number of Available Unit Days: Shall mean the product of the Available Units multiplied by the number of days in the applicable calculation period.

Number of Resident Days: Shall mean the average number of days Available Units were occupied during the applicable calculation period.

Occupancy: Shall mean the ratio of average Number of Resident Days to average Number of Available Unit Days.

Opening of the Loan or Loan Opening: The first disbursement of Loan proceeds.

Operating Expenses: For any period, the actual costs and expenses of owning, operating, managing and maintaining the Projects during such period incurred by Borrower or Tenant, determined on a cash basis (except for real and personal property taxes and insurance premiums, which shall be determined on an accrual basis) including, (i) a $300 per unit annual replacement reserve, and (ii) a management fee in an amount equal to the greater of (a) five percent (5%), and (b) the actual management expense for the applicable period.

Operating Statement: As such term is defined in Section 10.1(m).

Original Maturity Date: February 16, 2013.

Performance Date: Shall mean the date on which (i) the aggregate outstanding balance of the Loan shall be an amount that is equal to or less than sixty-five percent (65%) of the lesser of (a) the “leased fee” value of the Projects as shown in the Appraisal obtained in connection with the closing of the Loan, and (b) the aggregate costs of the Projects as of the Loan Opening Date, and (ii) the Projects shall have achieved a Debt Service Coverage of 1.40 to 1.0.

Permitted Exceptions: The collective reference to the Casper Permitted Exceptions, the Grand Island Permitted Exceptions, the Billings Permitted Exceptions, the Marion Permitted Exceptions and the Mansfield Permitted Exceptions.

Pro Forma Debt Service: The total annual installments of principal and interest that would be required for the Loan calculated based upon a twenty-five (25) year amortization schedule and a per annum interest rate equal to the greater of (i) six and one-half percent (6.50%), and (ii) the yield per annum as of the date of such calculation on U.S. Treasury securities selected in good faith by Lender, maturing approximately ten (10) years after the date of calculation, plus three percent (3.00%).

Pro Forma Quarterly Budget: As such term is defined in Section 10.1(aa).

Project(s): Shall mean, individually or collectively as applicable, any of the Casper Project, the Grand Island Project, the Billings Project, the Marion Project and/or the Mansfield Project.

Project Operating Account(s): As such term is defined in Section 4.1(d).

Reserve Percentage: For any LIBOR Rate Interest Period, that percentage which is specified three (3) Business Days before the first day of such LIBOR Rate Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such LIBOR Rate Interest Period and with a maturity equal to such LIBOR Rate Interest Period.

Shareholders’ Equity: Shall mean, as of any applicable date of determination, the consolidated shareholders’ equity of Guarantor and Borrowers determined in accordance with GAAP.

State: The State of Ohio.

Tenant: TSMM Management, LLC, a South Dakota limited liability company, an Affiliate of Manager.

Title Insurer: Chicago Title Insurance Company or such other title insurance company licensed in the State as may be approved in writing by Lender.

Title Policies: As such term is defined in Section 8.1(a).

Transfer: As such term is defined in Section 12.2.

2.2	Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in the Note, Mortgages, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

ARTICLE 3

BORROWERS’ REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrowers hereby represent and warrant to Lender as follows:

(a) Billings Borrower has good and marketable fee simple title in the Billings Project, subject only to the Billings Permitted Exceptions.

(b) Casper Borrower has good and marketable fee simple title in the Casper Project, subject only to the Casper Permitted Exceptions.

(c) Grand Island Borrower has good and marketable fee simple title in the Grand Island Project, subject only to the Grand Island Permitted Exceptions.

(d) Marion Borrower has good and marketable fee simple title in the Marion Project, subject only to the Marion Permitted Exceptions.

(e) Mansfield Borrower has good and marketable fee simple title in the Mansfield Project, subject only to the Mansfield Permitted Exceptions.

(f) No litigation or proceedings are pending, or to the best of Borrowers’ knowledge threatened, against any Borrower or Guarantor, which could, if adversely determined, cause a Material Adverse Change with respect to any Borrower, Guarantor or the Project. To the best of Borrowers’ knowledge, there are no pending environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to the Project (collectively, “Environmental Proceedings”), and Borrowers have no knowledge of any threatened Environmental Proceedings or any facts or circumstances which may give rise to any future Environmental Proceedings.

(g) Each Borrower (other than CHT Borrower) is a duly organized and validly existing Delaware limited liability company and has full power and authority to execute, deliver and perform all Loan Documents to which such Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of such Borrower.

(h) CHT Borrower is a duly organized and validly existing Delaware limited partnership and has full power and authority to execute, deliver and perform all Loan Documents to which CHT Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of CHT Borrower.

(i) Guarantor is a duly organized and validly existing Maryland corporation and has full power and authority to execute, deliver and perform all Loan Documents to which such person is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of such person.

(j) No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor, partner or member of any Borrower or Guarantor, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents other than the recordation of the Mortgages, the Assignments of Rents and UCC-1 Financing Statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity where the failure to so obtain would not have an adverse effect on any Borrower or Guarantor or which have been obtained as of any date on which this representation is made or remade.

(k) The execution, delivery and performance of this Agreement, the execution and payment of the Note and the granting of the Mortgages and other security interests under the other Loan Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which any Borrower or Guarantor is a party or may be bound or affected, or a violation of any law or court order which may affect any Project, any part thereof, any interest therein, or the use thereof.

(l) There is no default under this Agreement or the other Loan Documents, nor any condition which, after notice or the passage of time or both, would constitute a default or an Event of Default under said documents.

(m) (i) No condemnation of any portion of any Project, (ii) no condemnation or relocation of any roadways abutting any Project, and (iii) no proceeding to deny access to any Project from any point or planned point of access to such Project, has commenced or, to the best of Borrowers’ knowledge, is contemplated by any Governmental Authority.

(n) To the best of Borrowers’ knowledge, the use of each Project does not violate (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, restrictions of record, or agreements affecting such Project or any part thereof. To the best knowledge of Borrowers, no Project violates (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, restrictions of record, or agreements affecting such Project or any part thereof. To the best of Borrowers’ knowledge, neither the zoning authorizations, approvals or variances nor any other right to own or to use any Project is to any extent dependent upon or related to any real estate other than the Land applicable to such Project. All consents, licenses and permits and all other authorizations or approvals (collectively, “Governmental Approvals”) required for the ownership and use of each Project have been obtained and remain in full force and effect.

(o) To the best of Borrowers’ knowledge, each Project has adequate water, gas and electrical supply, storm and sanitary sewerage facilities, other required public utilities, fire and police protection, and means of access between such Project and public highways; to the best of Borrowers’ knowledge, none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any applicable Laws.

(p) No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder.

(q) All financial statements and other information previously furnished by any Borrower or Guarantor to Lender in connection with the Loan are true, complete and correct and fairly present the financial conditions of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to any Borrower or Guarantor has occurred since the respective dates of such statements and information. None of any Borrower, nor Guarantor has any material liability, contingent or otherwise, not disclosed in such financial statements.

(r) As of the date hereof and except as disclosed in the Environmental Report, (i) each Project is in a clean, safe and healthful condition, and, except for materials used in the ordinary course of construction, maintenance and operation of such Project, is free of all Hazardous Material and is in compliance with all applicable Laws; (ii) none of the Borrowers nor, to the best knowledge of Borrowers, any other person or entity, has ever caused or permitted any Hazardous Material to be placed, held, located or disposed of on, under, at or in a manner to affect any Project in violation of any applicable Laws, or any part thereof, and no Project has ever been used (whether by any Borrower or, to the best knowledge of Borrowers, by any other person or entity) for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material in violation of any applicable Laws; (iii) no Project, nor any Borrower is subject to any existing, pending, or, to the best of Borrowers’ knowledge, threatened investigation or inquiry by any Governmental Authority, and no Project is subject to any remedial obligations under any applicable Laws pertaining to health or the environment; and (iv) to the best of Borrowers’ knowledge, there are no underground tanks, vessels, or similar facilities for the storage, containment or accumulation of Hazardous Materials of any sort on, under or affecting any Project.

(s) Each Project is taxed separately without regard to any other property and for all purposes the Project may be mortgaged, conveyed and otherwise dealt with as an independent parcel.

(t) None of the Borrowers nor their respective agents have entered into any Leases, subleases or other arrangements for occupancy of space within each Project other than the Leases set forth on the rent roll delivered to Lender in connection herewith.

(u) Except as set forth on the applicable survey delivered to Lender for each Project, no portion of the Improvements encroaches upon any property line, building line, setback line, side yard line or any recorded or visible easement (or other easement of which any Borrower is aware or has reason to believe may exist) with respect to such Project.

(v) The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System, and each Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

(w) No Borrower is a party in interest to any plan defined or regulated under ERISA, and none of the assets of Borrower are “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(x) No Borrower is a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(y) No Borrower uses any trade name other than its actual name set forth herein. The principal place of business of Borrower is as stated in Article 17.

(z) Each Borrower’s place of organization is the State of Delaware.

(aa) All statements set forth in the Recitals are true and correct.

(bb) No Borrower nor Guarantor is (or will be) a person with whom Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the December 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, each Borrower hereby agrees to provide Lender with any additional information that Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

3.2	Survival of Representations and Warranties.

Each Borrower agrees that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, will be true at the Loan Opening and, except for matters which have been disclosed by Borrowers and approved by Lender in writing, at all times thereafter. It shall be a condition precedent to the Loan Opening that each of said representations and warranties is true and correct as of the date thereof.

ARTICLE 4

LOAN AND LOAN DOCUMENTS

4.1	Agreement to Borrow and Lend; Lender’s Obligation to Disburse.

Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrowers agree to borrow from Lender and Lender agrees to lend to Borrowers the Loan, for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement. If Lender consists of more than one party, the obligations of each such party with respect to the amount it has agreed to loan to Borrowers shall be several (and not joint and several) and shall be limited to its proportionate share of the Loan and of each advance.

(a) The maximum aggregate amount of the Loan shall not exceed the lesser of (i) Seventy-One Million Four Hundred Thousand and No/100 Dollars ($71,400,000.00), (ii) eighty-six percent (86%) of the “leased fee” value of the Projects as determined in the Appraisal, and (iii) eighty-five percent (85%) of the aggregate costs of the Project as set forth in the purchase and sale agreement delivered to Lender as a condition precedent to the closing of the Loan. The Loan will be funded in a single lump sum advance on the Loan Opening Date. The Loan is non-revolving, and amounts repaid hereunder shall not be available for further borrowing hereunder.

(b) Lender agrees, upon Borrowers’ compliance with and satisfaction of all conditions precedent to the Loan Opening and provided no Material Adverse Change has occurred with respect to any Borrower, Guarantor or the Project and no default or Event of Default has occurred and is continuing hereunder, to open the Loan.

(c) To the extent that Lender may have acquiesced in noncompliance with any requirements precedent to the Opening of the Loan or precedent to the subsequent disbursement of the proceeds of the Loan, such acquiescence shall not constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrowers to comply with all such requirements.

(d) Borrowers shall open one deposit account for each Project with Lender (each such account, a “Project Operating Account” and collectively, the “Project Operating Accounts”). All cash flow from each Project received by Borrowers, including, without limitation, the Lease Income, shall be deposited in the applicable Project Operating Account, but may be swept into the Corporate Operating Account. All such cash flow shall be available for payment of debt service on the Loan, and Lender is authorized to pay principal or interest due upon the Note as well as real estate taxes when and as the same shall become due by debiting funds on deposit in the Project Operating Accounts and/or the Corporate Operating Account. Unless (i) an Event of Default shall exist or (ii) Borrowers shall fail to satisfy the Equity Raise Requirement, Borrowers shall have access to and may use any or all Monthly Excess Cash Flow then held in the Corporate Operating Account for any lawful purpose which shall include, without limitation, payment of the operating expenses for the Projects, dividends, distributions or any other costs or expenses of Borrowers or Guarantors. Prior to the Performance Date, during the continuance of an Event of Default or in the event of a failure to satisfy the Equity Raise Requirement, all monies in the Corporate Operating Account shall be swept into the Equity Account.

4.2	Loan Documents.

Each Borrower agrees that it will, on or before the Loan Opening Date, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a) A promissory note (the “Note”), in the maximum amount of the Loan, executed by Borrowers and payable to the order of Lender, evidencing the Loan.

(b) A mortgage, assignment of rents, and security agreement (the “Casper Mortgage”), executed by Casper Borrower for the benefit of Lender securing this Agreement, the Note, and all obligations of Borrowers in connection with the Loan, granting a first priority lien on Casper Borrower’s fee simple interest in the Casper Project, subject only to the Casper Permitted Exceptions.

(c) A deed of trust, assignment of rents, and security agreement (the “Grand Island Mortgage”), executed by Grand Island Borrower for the benefit of Lender securing this Agreement, the Note, and all obligations of Borrowers in connection with the Loan, granting a first priority lien on Grand Island Borrower’s fee simple interest in the Grand Island Project, subject only to the Grand Island Permitted Exceptions.

(d) A trust indenture, assignment of rents, and security agreement (the “Billings Mortgage”), executed by Billings Borrower for the benefit of Lender securing this Agreement, the Note, and all obligations of Borrowers in connection with the Loan, granting a first priority lien on Billings Borrower’s fee simple interest in the Billings Project, subject only to the Billings Permitted Exceptions.

(e) A mortgage, assignment of rents, and security agreement (the “Marion Mortgage”), executed by Marion Borrower for the benefit of Lender securing this Agreement, the Note, and all obligations of Borrowers in connection with the Loan, granting a first priority lien on Marion Borrower’s fee simple interest in the Marion Project, subject only to the Marion Permitted Exceptions.

(f) A mortgage, assignment of rents, and security agreement (the “Mansfield Mortgage”), executed by Mansfield Borrower for the benefit of Lender securing this Agreement, the Note, and all obligations of Borrowers in connection with the Loan, granting a first priority lien on Mansfield Borrower’s fee simple interest in the Mansfield Project, subject only to the Mansfield Permitted Exceptions.

(g) A payment guaranty ( the “Guaranty”) executed by Guarantor and pursuant to which the Guarantor guarantees payment in full of the Loan in accordance with the Loan Documents.

(h) An environmental indemnity (“Indemnity”) from Borrowers and Guarantor indemnifying Lender with regard to all matters related to Hazardous Materials and other environmental matters.

(i) The Assignments of Rents.

(j) An assignment of the Corporate Operating Account in favor of Lender executed by CHT Borrower.

(k) Such UCC financing statements as Lender’s counsel determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.

(l) Such other documents, instruments or certificates as Lender and its counsel may reasonably require, including such documents as Lender in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the laws of the State.

4.3	Term of the Loan.

Unless the Loan is otherwise earlier accelerated as permitted herein or under any other Loan Document, all principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Original Maturity Date. The terms and provisions of this Section 4.3 shall not constitute a waiver of the requirement that any modification of the Note or any of the Loan Documents shall require the express written approval of Lender, no such approval (either expressed or implied) having been given as of the date hereof (other than as expressly set forth herein).

4.4	Prepayments.

Borrowers shall have the right to make prepayments of the Loan, in whole or in part, without prepayment penalty other than any Breakage Costs which may be due, upon not less than seven (7) days’ prior written notice to Lender. No prepayment of all or part of the Loan shall be permitted unless same is made together with the payment of all interest accrued on the Loan through the date of prepayment and an amount equal to all Breakage Costs and attorneys’ fees and disbursements incurred by Lender as a result of the prepayment.

4.5	Required Principal Payments.

In addition to and not in lieu of each monthly interest payment required under Section 5.1(a), principal under the Note shall be due and payable in monthly installments (a “Monthly Principal Installment”) commencing on March 10, 2012, and continuing on the tenth (10th) day of each successive month thereafter until the Performance Date. Each Monthly Principal Installment shall be in an amount equal to fifty percent (50%) of the Monthly Net Equity Raise and shall be swept from the Equity Account by Lender. Furthermore and in addition to the foregoing, on or before the six (6) month anniversary of the date hereof, Borrower shall pay to Lender an amount sufficient to reduce the aggregate outstanding principal balance under the Note to an amount that would (i) cause the lesser of the (a) LTV and (b) LTC to be less than or equal to 65%, and (ii) result in a Debt Service Coverage of not less than 1.40 to 1.0 as determined by Lender in its sole but reasonable discretion. Notwithstanding anything to the contrary, the aggregate outstanding balance of the Loan plus all accrued but unpaid interest shall be due and payable on the Final Maturity Date.

4.6	Late Charge.

Any and all amounts due hereunder or under the other Loan Documents which remain unpaid more than ten (10) days after the date said amount was due and payable shall incur a fee (the “Late Charge”) of four percent (4%) of said amount, which payment shall be in addition to all of Lender’s other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Final Maturity Date.

ARTICLE 5

INTEREST

5.1	Interest Rate.

(a) The Loan will bear interest at the Applicable Rate, unless the Default Rate is applicable. The Adjusted Base Rate shall be the “Applicable Rate”, except that the Adjusted LIBOR Rate shall be the “Applicable Rate” with respect to portions of the Loan as to which a LIBOR Rate Option is then in effect. For the initial disbursement of the Loan, Borrowers shall deliver to Lender irrevocable notice (which may be (i) verbal notice provided that Borrowers deliver to Lender facsimile confirmation within twenty four (24) hours of such verbal notice or (ii) electronic mail notice within twenty four (24) hours of such verbal notice) by (x) if such disbursement is to bear interest at the Adjusted Base Rate, not later than 11:00 a.m. Cleveland, Ohio, time on the second Business Day prior to the desired date of disbursement and (y) if such disbursement is to bear interest at an Adjusted LIBOR Rate, not later than 11:00 a.m. Cleveland, Ohio, time on the third LIBOR Business Day prior to the desired date of disbursement. Borrowers shall pay interest in arrears on the tenth (10th) day of every calendar month in the amount of all interest accrued and unpaid. All payments (whether of principal or of interest) shall be deemed credited to Borrowers’ account only if received by 12:00 noon Cleveland, Ohio, time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

(b) Provided that no Event of Default exists, Borrowers shall have the option (the “LIBOR Rate Option”) to elect from time to time in the manner and subject to the conditions hereinafter set forth an Adjusted LIBOR Rate as the Applicable Rate for all or any portion of the Loan which would otherwise bear interest at the Adjusted Base Rate, pursuant to the LIBOR Election Notice attached hereto as Exhibit F.

(c) The only manner in which Borrowers may exercise the LIBOR Rate Option is by giving Lender irrevocable notice (which may be verbal notice provided that Borrowers deliver to Lender facsimile or electronic mail confirmation within twenty-four (24) hours) of such exercise not later than 11:00 a.m. Cleveland, Ohio, time on the second LIBOR Business Day prior to the proposed commencement of the relevant LIBOR Rate Interest Period, which written notice shall specify: (i) the portion of the Loan with respect to which Borrowers are electing the LIBOR Rate Option, (ii) the LIBOR Business Day upon which the applicable LIBOR Rate Interest Period is to commence and (iii) the duration of the applicable LIBOR Rate Interest Period. The Applicable Rate for any portion of the Loan with respect to which Borrower has elected the LIBOR Rate Option shall revert to the Adjusted Base Rate as of the last day of the LIBOR Rate Interest Period applicable thereto (unless Borrowers again exercise the LIBOR Rate Option for such portion of the Loan). Lender shall be under no duty to notify Borrowers that the Applicable Rate on any portion of the Loan is about to revert from an Adjusted LIBOR Rate to the Adjusted Base Rate. At no time may there be more than one (1) LIBOR Rate Interest Period in effect with respect to the Loan. Notwithstanding the foregoing, if Borrower shall elect a LIBOR Rate Option, only so much of the outstanding principal amount of the Loan as would not become due and payable during the applicable LIBOR Rate Interest Period shall accrue interest at the Adjusted LIBOR Rate and the remaining principal balance shall accrue interest at the Adjusted Base Rate.

(d) If Lender reasonably determines (which determination shall be conclusive and binding upon Borrowers, provided that it is reasonably determined and absent manifest error) (i) that Dollar deposits in an amount approximately equal to the portion of the Loan for which Borrowers have exercised the LIBOR Rate Option for the designated LIBOR Rate Interest Period are not generally available at such time in the London interbank market for deposits in Dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lender of maintaining a LIBOR Rate on such portion of the Loan or of funding the same for such LIBOR Rate Interest Period due to circumstances affecting the London interbank market generally, (iii) that reasonable means do not exist for ascertaining a LIBOR Rate, or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrowers may by law pay, then, in any such event, Lender shall so notify Borrowers and all portions of the Loan bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Rate Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Adjusted Base Rate until such time as the situations described above are no longer in effect or can be avoided by Borrowers exercising a LIBOR Rate Option for a different LIBOR Rate Interest Period.

(e) Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

(f) Borrowers shall pay all Breakage Costs incurred from time to time by Lender upon demand.

(g) If the introduction of or any change in any Law, regulation or treaty, or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof, shall make it unlawful for Lender to maintain the Applicable Rate at an Adjusted LIBOR Rate with respect to the Loan or any portion thereof, or to fund the Loan or any portion thereof in Dollars in the London interbank market, or to give effect to its obligations regarding the LIBOR Rate Option as contemplated by the Loan Documents, then (1) Lender shall notify Borrowers that Lender is no longer able to maintain the Applicable Rate at an Adjusted LIBOR Rate, (2) the LIBOR Rate Option shall immediately terminate, (3) the Applicable Rate for any portion of the Loan for which the Applicable Rate is then an Adjusted LIBOR Rate shall automatically be converted to the Adjusted Base Rate, and (4) Borrower shall pay to Lender the amount of Breakage Costs (if any) incurred in connection with such conversion. Thereafter, Borrowers shall not be entitled to exercise the LIBOR Rate Option until such time as the situation described herein is no longer in effect or can be avoided by Borrowers exercising a LIBOR Rate Option for a LIBOR Rate Interest Period.

(h) The Loan shall bear interest at the Default Rate at any time at which an Event of Default shall exist.

5.2	Interest Rate Agreement.

(a) Any indebtedness incurred pursuant to an Interest Rate Agreement entered into by Borrowers (or any one of them) and Lender shall constitute indebtedness evidenced by the Note and secured by the Mortgages and the other Loan Documents to the same extent and effect as if the terms and provisions of such Interest Rate Agreement were set forth herein, whether or not the aggregate of such indebtedness, together with the disbursements made by Lender of the proceeds of the Loan, shall exceed the face amount of the Note.

(b) Borrowers hereby collaterally assigns to Lender for the benefit of Lender any and all Interest Rate Protection Products purchased or to be purchased by Borrowers (or any one of them) in connection with the Loan, as additional security for the Loan, and agrees to provide Lender with any additional documentation requested by Lender in order to confirm or perfect such security interest during the term of the Loan. If any Borrower obtains an Interest Rate Protection Product from a party other than Lender, such Borrower shall deliver to Lender such third party’s consent to such collateral assignment. No Interest Rate Protection Product purchased from a third party may be secured by an interest in any Borrower or any Project.

ARTICLE 6

COSTS OF MAINTAINING LOAN

6.1	Increased Costs and Capital Adequacy.

(a) Borrowers recognize that the cost to Lender of maintaining the Loan or any portion thereof may fluctuate and, Borrowers agree to pay Lender additional amounts to compensate Lender for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrowers as a result of:

(i) any change after the date hereof in any applicable Law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to Lender (other than taxes imposed on all or any portion of the overall net income or receipts of Lender), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Lender (which includes the Loan or any applicable portion thereof), or (C) imposing on Lender, or the London interbank market generally, any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrowers by Lender under the Loan Documents; or

(ii) the maintenance by Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to “Eurocurrency Liabilities” of a similar term to that of the applicable portion of the Loan (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).

(b) If the application of any Law, rule, regulation or guideline adopted or arising out of the July, 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on Lender’s capital to a level below that which Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of Lender with respect to capital adequacy), then, from time to time Borrowers shall pay to Lender such additional amounts as will compensate Lender for such reduction with respect to any portion of the Loan outstanding.

(c) Any amount payable by Borrowers under subsection (a) or subsection (b) of this Section 6.1 shall be paid within five (5) days of receipt by Borrowers of a certificate signed by an authorized officer of Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrowers, absent manifest error. Failure on the part of Lender to demand payment from Borrowers for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period. Lender shall use reasonable efforts to deliver to Borrowers prompt notice of any event described in subsection (a) or (b) above, of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Lender to so notify Borrowers shall not affect Borrowers’ obligation to pay the reserve and capital adequacy payment resulting therefrom.

6.2	Borrower Withholding.

If by reason of a change in any applicable Laws occurring after the date hereof, any Borrower is required by Law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of Lender or any franchise tax imposed on Lender), duties or other charges from any payment due under the Note, the sums due from such Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

ARTICLE 7

LOAN EXPENSE AND ADVANCES

7.1	Loan and Administration Expenses.

Each Borrower unconditionally agrees to pay all reasonable expenses of the Loan, including all amounts payable pursuant to Sections 7.2 and 7.3 and any and all other fees owing to Lender pursuant to the Loan Documents, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, title insurance premiums and other charges of each Title Insurer, printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds and the Title Policies, at the promulgated rates, if applicable, charges of a Title Insurer or other escrowee for administering disbursements, all fees and costs of Lender’s Environmental Report, all appraisal fees, insurance consultant’s fees, travel related expenses and all costs and expenses incurred by Lender in connection with the determination of whether or not Borrowers have performed the obligations undertaken by Borrowers hereunder or have satisfied any conditions precedent to the obligations of Lender hereunder and, if any default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or the Note or any portion thereof is not paid in full when and as due, all costs and expenses of Lender (including, without limitation, court costs and counsel’s fees and disbursements) incurred in attempting to enforce payment of the Loan and expenses of Lender incurred (including court costs and counsel’s fees and disbursements) in attempting to realize, while a default or Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan. Each Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Lender harmless against all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) arising in relation to any claim by broker, finder or similar person.

7.2	Lender’s Attorneys’ Fees and Disbursements.

Borrowers agree to pay Lender’s reasonable attorneys’ fees and disbursements incurred in connection with the Loan, including (i) the preparation of this Agreement, any intercreditor agreements and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement, syndication, amendment and administration of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.

7.3	Time of Payment of Fees and Expenses.

Borrowers shall pay all expenses and fees incurred as of the Loan Opening on the Loan Opening Date (unless sooner required herein). At the time of the Opening of the Loan, Lender may pay from the proceeds of the initial disbursement of the Loan all Loan expenses. Lender is hereby authorized, without any specific request or direction by Borrowers, to make disbursements from time to time in payment of or to reimburse Lender for all reasonable Loan expenses and fees.

7.4	Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Lender under this Article 7 from time to time, and any amounts expended by Lender pursuant to this Agreement, shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents.

7.5	Right of Lender to Make Advances to Cure Borrowers’ Defaults.

In the event that any Borrower fails to perform any of such Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Mortgages and the other Loan Documents and shall bear interest at the Default Rate.

ARTICLE 8

REQUIREMENTS PRECEDENT

TO THE OPENING OF THE LOAN AND ANY SUBSEQUENT DISBURSEMENT

8.1	Conditions Precedent to Closing and Opening of the Loan.

Borrowers agree that Lender’s obligation to open the Loan is conditioned upon Borrowers’ performance and satisfaction of the following conditions precedent in form and substance satisfactory to Lender in its reasonable discretion:

(a) Borrowers shall have furnished to Lender a ALTA Mortgagee Title Insurance Policy, issued by the Title Insurer in the maximum amount of the Loan, insuring the lien of each Mortgage as a valid first, prior and paramount lien upon the applicable Project and all appurtenant easements, and subject to no exceptions other than the applicable Permitted Exceptions (the “Title Policies”). The Title Policy shall satisfy the requirements of Exhibit C attached hereto and made a part hereof;

(b) Borrowers shall have furnished an ALTA plat of survey of each Project prepared and certified by a surveyor licensed in the State in which the respective Land is located and otherwise satisfactory to Lender, in triplicate, showing, through the use of course bearings and distances, (i) all foundations of the Improvements in place; (ii) the dimensions and locations of all easements and roads or rights of way and setback lines, if any, affecting each Project, or required by subsection (i) of this Section and that the same are unobstructed; (iii) the dimensions, boundaries and square footage of the applicable Improvements, if any; (iv) that all foundations and other structures are within the lot lines and in compliance with any restrictions of record or ordinances relating to the location thereof; (v) the dimensions of all buildings and improvements, if any, and distance of such buildings and improvements from the lot lines; (vi) no encroachments by any improvements located on adjoining property, except as approved by Lender; (vii) whether or not the applicable Project is located within a flood plain or flood hazard area; (viii) the location of adjoining streets and utilities and the distance and name of the nearest intersecting streets; (ix) the dimensions and locations of all exterior parking areas, if any; and (x) such additional information which may be required by Lender. Each such survey shall be dated no earlier than ninety (90) days prior to the Loan Opening, shall be made (and certified to have been made) as set forth in Exhibit D attached hereto and made a part hereof. Such survey shall include the legal description of the applicable Land;

(c) Borrowers shall have furnished to Lender prior to the Loan Opening Date satisfactory evidence that insurance coverages are in effect with respect to each Project and Borrowers, in accordance with the Insurance Requirements attached hereto as Exhibit E, for which the premiums have been fully prepaid with endorsements satisfactory to Lender.

(d) Borrowers shall have furnished evidence that no litigation or proceedings shall be pending or, to the best of Borrowers’ knowledge, threatened which could or might cause a Material Adverse Change with respect to any Borrower, Guarantor or any Project;

(e) Borrowers shall have furnished to Lender an opinion from counsel for Borrowers and Guarantor covering due authorization, execution and delivery and enforceability of the Loan Documents and also containing such other legal opinions as Lender shall require;

(f) Lender shall have obtained one or more Appraisals, which Appraisals must be satisfactory to Lender in all respects;

(g) Borrowers shall have furnished to Lender a property condition report for each Project;

(h) Borrowers shall have furnished to Lender current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements filed in each place UCC Financing Statements are to be filed hereunder, demonstrating the absence of adverse claims;

(i) Borrowers shall have furnished to Lender current annual financial statement of Guarantor, and such other persons or entities connected with the Loan as Lender may request, each in form and substance and certified by Borrowers or Guarantor, as applicable, as acceptable to Lender. Guarantor shall provide such other additional financial information Lender reasonably requires;

(j) Borrowers shall have furnished to Lender legible copies of all title exception documents cited in the Title Policy and all other legal documents affecting each Project or the use thereof;

(k) Borrowers shall have delivered to Lender executed copies of any leasing, management and development agreements entered into by any Borrower in connection with the operation of each Project (the “Management Agreement”), together with an assignment of each such Management Agreement to Lender as additional security for the Loan, together with the consent of the manager identified therein to such assignment (for avoidance of doubt, the management agreement or any other agreements between Tenant and Manager shall not constitute a Management Agreement);

(l) Lender has received evidence that no portion of the Projects is located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance acceptable to Lender in its sole discretion;

(m) If any Title Policy does not include a zoning endorsement, Borrowers shall have furnished to Lender a zoning report for each Project in form satisfactory to Lender;

(n) Borrowers shall have furnished to Lender proof satisfactory to Lender of authority, formation, organization and good standing in the state of its incorporation or formation and, if applicable, qualification as a foreign entity in good standing in the state of its incorporation or formation, of all corporate, partnership, trust and limited liability company entities (including each Borrower and Guarantor) executing any Loan Documents, whether in their own name or on behalf of another entity. Borrower shall also provide certified resolutions in form and content satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents;

(o) Borrowers shall have furnished an environmental report (“Environmental Report”) for each Project prepared at Borrowers’ expense by a qualified environmental consultant approved by Lender. The environmental survey shall, at a minimum, (a) demonstrate the absence of any existing or potential Hazardous Material contamination or violations of environmental Laws at each Project, except as acceptable to Lender in its sole and absolute discretion, (b) include the results of all sampling or monitoring to confirm the extent of existing or potential Hazardous Material contamination at any Project, including the results of leak detection tests for each underground storage tank located at such Project, if any, (c) describe response actions appropriate to remedy any existing or potential Hazardous Material contamination, and report the estimated cost of any such appropriate response, (d) confirm that any prior removal of Hazardous Material or underground storage tanks from any Project was completed in accordance with applicable Laws, and (e) confirm whether or not the Land is located in a wetlands district;

(p) Borrowers shall have provided to Lender a current rent roll for each Project certified by Borrowers;

(q) Borrowers shall have provided to Lender a copy of its standard form of residency agreement for space in each Project;

(r) Borrowers shall have delivered to Lender a copy of the executed Lease for each Project between the applicable Borrower and Tenant along with a subordination, non-disturbance and attornment agreement fully executed between the applicable parties on Lender’s form.

(s) Borrowers shall have delivered to Lender a copy of the fully executed management agreement for the Projects between Tenant and Manager.

(t) There shall be no uncured Default or Event of Default by any Borrower hereunder; and

(u) Borrowers shall have furnished to Lender such other materials, documents, papers or requirements regarding any Project, any Borrower and Guarantor as Lender shall reasonably request.

The conditions contained in this Section 8.1 are for the sole benefit of Lender, and Lender may, in its sole discretion, waive Borrowers’ compliance with any one (1) or more conditions; provided, that, in no event shall the waiver of one (1) condition by Lender constitute the waiver of any other condition listed above.

ARTICLE 9

RESERVED

ARTICLE 10

BORROWERS’ AGREEMENTS

10.1	Borrowers further covenant and agree as follows:

(a) Opening of Loan on or Prior to Loan Opening Date. All conditions precedent to the Opening of the Loan shall be complied with on or prior to the Loan Opening Date. If such conditions are not complied with as of the Loan Opening Date, Lender may at its sole option terminate Lender’s obligation to fund the Loan by written notice to Borrowers.

(b) Inspection by Lender. Borrowers will cooperate with Lender in arranging for inspections by representatives of Lender from time to time provided, that unless an Event of Default exists, upon twenty-four (24) hours prior notice to Borrowers. Such inspection shall include an examination of (i) the Improvements, and (ii) all books, contracts and records with respect to the Improvements.

(c) Mechanics’ Liens and Contest Thereof. Borrowers will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against any Project, and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, provided, however, that Borrowers shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim upon furnishing to the Title Insurer such security or indemnity as it may require to induce said Title Insurer to issue an endorsement to the Title Policy insuring against all such claims or liens; and provided further, that the aggregate amount of liens so insured against at any time shall not exceed $25,000.00 for any one Project or $125,000.00 in the aggregate without Lender’s prior written consent.

(d) Settlement of Mechanics’ Lien Claims. If Borrowers shall fail promptly either (i) to discharge any such lien, or (ii) to contest claims asserted and give security or indemnity in the manner provided in subsection (c) of this Section, or having commenced to contest the same, and having given such security or indemnity, shall fail to prosecute such contest with diligence, or to maintain such indemnity or security so required by the Title Insurer for its full amount, or upon adverse conclusion of any such contest, to cause any judgment or decree to be satisfied and lien to be released, then and in any such event Lender may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, may in its sole discretion effect any settlement or compromise of the same, or may furnish such security or indemnity to the Title Insurer, and any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursement of the proceeds of the Loan hereunder. In settling, compromising or discharging any claims for lien, Lender shall not be required to inquire into the validity or amount of any such claim.

(e) Renewal of Insurance. Borrowers shall cause insurance policies to be maintained in compliance with Exhibit E at all times. Borrowers shall timely pay all premiums on all insurance policies required hereunder, and as and when additional insurance is required by Lender, from time to time, and as and when any policies of insurance may expire, furnish to Lender, premiums prepaid, additional and renewal insurance policies with companies, coverage and in amounts satisfactory to Lender in accordance with Section 8.1(c).

(f) Payment of Taxes. Borrowers shall pay, or cause to be paid, all real estate taxes and assessments and charges of every kind upon the Projects before the same become delinquent, provided, however, that Borrowers shall have the right to pay such tax under protest or to otherwise contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of the Project or any part thereof or any interest therein, (ii) Borrowers have notified Lender of its intent to contest such taxes, and (iii) Borrowers have deposited security in form and amount satisfactory to Lender, in its sole discretion. If Borrowers fail to commence such contest or, having commenced to contest the same, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Lender may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note). Borrowers shall furnish to Lender evidence that taxes are paid at least five (5) days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest.

(g) Escrow Accounts. During the continuance of an Event of Default, Borrowers shall, following the written request of Lender and for so long as such Event of Default is continuing, make insurance and tax escrow deposits, in amounts reasonably determined by Lender from time to time as being needed to pay taxes and insurance premiums when due, in an interest bearing escrow account held by Lender in Lender’s name and under its sole dominion and control. All payments deposited in the escrow account, and all interest accruing thereon, are pledged as additional collateral for the Loan. Notwithstanding Lender’s holding of the escrow account, nothing herein shall obligate Lender to pay any insurance premiums or real property taxes with respect to any portion of the Projects, provided that, so long as no Event of Default exists, Lender shall make available to Borrowers such funds as may be deposited in the escrow account from time to time for Borrowers’ payment of insurance premiums or real property taxes due with respect to the Projects.

(h) Personal Property. All of Borrowers’ personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of the Projects shall always be located at the applicable Project and shall be kept free and clear of all liens, encumbrances and security interests.

(i) Leasing Restrictions. Without the prior written consent of Lender, no Borrower or its agents shall lease space in the Improvements except to Tenant or pursuant to and on the standard form of residency agreements previously approved by Lender, with no material deviations from the standard form except as approved by Lender. Borrowers shall submit to Lender for its review the standard form of residency agreement proposed for the Improvements and any revisions to the form from time to time, which form as so revised must have the prior written approval of Lender and must contain mortgagee protection provisions acceptable to Lender. Any change from the approved mortgagee protection provisions in the standard form residency agreement, or the inclusion of any provision permitting set-off by the tenant, shall be considered a material deviation requiring the approval of Lender. If any Lease fails to meet all of the foregoing requirements, then the Lease is subject to Lender’s approval, and Lender shall respond by approving or disapproving the Lease within ten (10) Business Days after receipt of the copy from Borrowers. Lender’s failure to approve or disapprove the Lease within that period shall constitute approval of the Lease. Borrowers shall pay all reasonable costs incurred by Lender in connection with Lender’s review and approval of tenant Leases, including reasonable attorneys’ fees and costs. Lender does hereby acknowledge and agree that the form of residency agreement provided by Borrowers to Lender in connection with the Loan has been approved.

(j) Defaults Under Leases. Borrowers will not suffer or permit any breach or material default to occur in any of Borrowers’ obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of Borrowers to meet any requirement of any Lease, which default or failure results in a Material Adverse Change, including, without limitation, under any Lease between any of the Borrowers and Tenant.

(k) Lender’s Attorneys’ Fees for Enforcement of Agreement. In case of any default or Event of Default hereunder, Borrowers (in addition to Lender’s reasonable attorneys’ fees, if any, to be paid pursuant to Section 7.3) will pay Lender’s reasonable attorneys’ and paralegal fees (including, without limitation, any attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to the Projects, this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate the Project, or to attempt to enforce any security interest or lien in any portion of the Project, or to enforce any rights of Lender or any of Borrowers’ obligations hereunder, then in any of such events all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, shall constitute an additional liability owing by Borrowers to Lender, on a joint and several basis, payable on demand.

(l) Appraisals. Lender shall have the right to obtain a new or updated Appraisal of any Project from time to time. Borrowers shall cooperate with Lender in this regard. If (i) a new Appraisal has not been obtained during the current calendar year, (ii) the Appraisal is obtained to comply with any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or (iii) an Event of Default exists, Borrowers shall pay for any such Appraisal upon Lender’s request.

(m) Furnishing Information. So long as any portion of the Loan remains outstanding, Borrowers shall deliver or cause to be delivered to Lender: (i) on an annual basis within ninety (90) days after each December 31, the audited financial statements of Guarantor on a GAAP basis (which include balance sheet, income statement, cash flow statement and all supporting notes), occupancy reports for each Project and census data; (ii) on an annual basis not later than December 1 of each year, a prospective budget for each Project for the next succeeding year; (iii) on a quarterly basis not later than forty-five (45) days after the end of each calendar quarter, the operating statements for each Project, occupancy reports and census data for each Project, all prepared by Manager; (iv) on a quarterly basis not later than forty-five (45) days after the end of each calendar quarter, a covenant compliance certificate in the form attached hereto as Exhibit G signed by an authorized representative of Borrowers; and (v) prior to the Performance Date, on a monthly basis not later than the fifteenth (15th) day of each month, the Monthly Net Equity Certificate. In addition to the foregoing, Borrowers shall deliver to Lender on a quarterly basis and in monthly format: (A) monthly unaudited operating cash flow statements for each Project (the “Operating Statements”), certified as true, complete and correct by Borrowers showing actual sources and uses of cash during the immediately preceding calendar quarter, and (B) occupancy reports with respect to each Project (the “Leasing Information”). The foregoing Operating Statements and Leasing Information shall be delivered to Lender within forty-five (45) days following the end of each calendar quarter. All Operating Statements shall be in a format approved in writing by Lender in Lender’s sole discretion, and prepared in accordance with generally accepted accounting principles. Each financial statement shall be certified as true, complete and correct by its preparer and by the applicable Borrower. Borrowers shall provide such additional financial information concerning any Borrower or Project as Lender reasonably requires, including, without limitation, ongoing property cost reports and Department of Health surveys of Borrowers. Borrowers shall during regular business hours permit Lender or any of its agents or representatives (after twenty-four hours prior notice to Borrowers unless an Event of Default exists) to have access to and examine all of its books and records regarding the development and operation of each Project.

(n) Lost Note. Upon Lender’s furnishing to Borrowers an affidavit to such effect, Borrowers shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note.

(o) INDEMNIFICATION. BORROWERS SHALL INDEMNIFY LENDER, INCLUDING EACH PARTY OWNING AN INTEREST IN THE LOAN AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND CONSULTANTS (EACH, AN “INDEMNIFIED PARTY”) AND DEFEND AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM AND AGAINST ALL CLAIMS, INJURY, DAMAGE, LOSS AND LIABILITY, COST AND EXPENSE (INCLUDING REASONABLE ATTORNEYS’ FEES, COSTS AND EXPENSES) OF ANY AND EVERY KIND TO ANY PERSONS OR PROPERTY BY REASON OF (I) THE OPERATION OR MAINTENANCE OF THE PROJECT; (II) ANY BREACH OF REPRESENTATION OR WARRANTY, DEFAULT OR EVENT OF DEFAULT; OR (III) ANY OTHER MATTER ARISING IN CONNECTION WITH THE LOAN, ANY BORROWER OR PROJECT (EXPRESSLY INCLUDING, WITHOUT LIMITATION, TO THE EXTENT CAUSED BY THE NEGLIGENCE OF THE INDEMNIFIED PARTY). NO INDEMNIFIED PARTY SHALL, HOWEVER, BE ENTITLED TO BE INDEMNIFIED AGAINST ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH THE DARCA.

(p) No Additional Debt. Except for the Loan, no Borrower shall incur any indebtedness (whether personal or nonrecourse, secured or unsecured) other than customary trade payables paid within sixty (60) days after they are incurred and equipment lease financing in the ordinary course of business; provided, however, that after the Performance Date, Borrowers shall be permitted to enter into recourse debt with the consent of Lender, which consent shall not be unreasonably withheld by Lender.

(q) Compliance With Laws. Each Borrower shall comply with all applicable requirements (including applicable Laws) of any Governmental Authority having jurisdiction over such Borrower or any applicable Project.

(r) Organizational Documents. No Borrower shall, without the prior written consent of Lender, permit or suffer (i) a material amendment or modification of its organizational documents, (ii) the admission of any new member, partner or shareholder, or (iii) any dissolution or termination of its existence.

(s) Furnishing Reports. Within thirty (30) days from receipt thereof, Borrowers shall provide Lender with copies of all inspections, reports, test results and other information received by any Borrower, which relate to any Project or any part thereof in any material respect.

(t) Management Contracts. Borrowers shall not enter into, modify in any material respect, amend in any material respect, terminate or cancel any management contracts for any Project or agreements with agents or brokers, including the Management Agreement, without the prior written approval of Lender, which approval shall not be unreasonably withheld by Lender.

(u) Furnishing Notices. Borrowers shall provide Lender with copies of all material notices pertaining to any Project received by any Borrower from Tenant, any Governmental Authority or insurance company within seven (7) days after such notice is received.

(v) Alterations. Without the prior written consent of Lender, Borrowers shall not make, or permit to be made, any material alterations to any Project.

(w) Distributions. At all times while any indebtedness under the Loan remains outstanding, Borrowers shall not make any distributions to partners, members or shareholders,; provided, however, so long as (i) no Event of Default exists as of the date of any such distribution and after giving effect thereto, and (ii) Borrowers have satisfied the Equity Raise Requirement for the most recently ended three month period, Borrowers shall have access to and may use any or all Monthly Excess Cash Flow then held in the Corporate Operating Account for any cash distribution. If Borrowers fail to satisfy (ii) above, (A) all Monthly Excess Cash Flow shall be swept by Lender from the Project Operating Accounts into the Equity Account and held pursuant to Lender’s cash management policy, and (B) Borrowers may only use such funds pursuant to a Pro Forma Quarterly Budget (as hereafter defined). If an Event of Default occurs, Lender may take all Monthly Excess Cash Flow and apply the same to the aggregate outstanding balance under the Loan Documents. Notwithstanding the foregoing, Borrowers shall be permitted to make equity distributions as, and in an amount, necessary to maintain REIT status whether or not an Event of Default exists.

(x) Minimum Occupancy. Commencing on March 31, 2012, and continuing at all times thereafter, Borrowers shall not permit the aggregate Occupancy level for the Projects to be less than eighty-five percent (85%) based upon the average monthly trailing twelve (12) month resident occupancy per available unit in the Project. Such covenant shall be tested on a quarterly basis commencing on March 31, 2012, and continuing on the last day of each quarter thereafter until the Final Maturity Date.

(y) Minimum Debt Service Coverage. Commencing on June 30, 2012, and as tested on a quarterly basis thereafter, Borrower shall not permit (i) the Initial Debt Service Coverage to be less than 1.10 through the Performance Date, and (ii) the Debt Service Coverage to be less than 1.35 to 1.0 at all times thereafter. Such calculation shall initially be made on a trailing six month basis, but shall aggregate each quarter thereafter until the same is based upon the trailing twelve month period.

(z) Minimum Consolidated Tangible Net Worth. Borrowers shall not permit the Consolidated Tangible Net Worth of the Guarantor and Borrowers to be less than the sum of (i) the eighty-five percent (85%) of the Consolidated Tangible Net Worth of Guarantor and Borrowers as of the date of this Agreement, plus (ii) seventy-five percent (75%) of the aggregate Monthly Net Equity Raises occurring after the date of this Agreement. For purposes of the foregoing calculation, any loan from CNL or any Affiliates of CNL to any Borrower shall be treated as equity so long as such loan is (i) approved by Lender, and (ii) fully subordinated in lien and payment to all indebtedness of Borrowers to Lender.

(aa) Net Equity. Commencing on March 1, 2012 and continuing until the Performance Date, Borrowers and Guarantor shall raise not less than $10,000,000.00 (the “Additional Capital”) during each three month period (each such period a “Net Equity Raise Period”) in equity and shall cause all Additional Capital to be delivered directly to Lender (such obligation referred to herein as the “Equity Raise Requirement”). The Additional Capital shall be (i) deposited in a blocked account maintained by Lender in the name of Borrowers (the “Equity Account”), (ii) pledged to Lender as collateral security for the Loan and all obligations of Borrowers under the Loan Documents, and (iii) subject to a deposit agreement regarding restricted collateral account on Lender’s form (the “DARCA”). So long as no Event of Default exists and Borrowers shall have satisfied the most recent Equity Raise Requirement, Lender agrees to permit Borrowers to use up to fifty percent (50%) of the aggregate Monthly Net Equity Raises for (i) Approved Acquisitions, and (ii) reasonable and customary costs and expenses and cash distributions of Borrowers in the ordinary course of their business (an “Approved Distribution”). Borrowers may request funds for an Approved Acquisition, an Approved Distribution or Monthly Equity Raise Costs and Expenses as demonstrated in the Monthly Net Equity Certificate. Any release of Monthly Net Equity Raises for an Approved Acquisition will be subject to Lender’s standard closing requirements for a closing in which real estate collateral is being pledged to Lender. Any Monthly Net Equity Raises approved by Lender for release in connection with an Approved Distribution shall be transferred from the Equity Account into the Corporate Operating Account. Notwithstanding the foregoing, upon the failure of Borrowers to satisfy the Equity Raise Requirement and during any period in which such failure continues, Borrowers shall submit a pro forma budget for funds Borrowers expects to use in the next succeeding three month period to be approved by Lender in its sole discretion (the “Pro Forma Quarterly Budget”), and, so long as no Event of Default exists, the funds held in the Equity Account shall be subject to release to Borrowers in accordance with such Pro Forma Quarterly Budget based on the following priority of uses: (i) Monthly Equity Raise Costs and Expenses; (ii) interest due and payable on the Loan; (iii) principal due and payable under the Loan Documents; (iv) cash distributions necessary to maintain dividend requirement as well as REIT status; (v) Approved Acquisitions; and (vi) other uses of such funds approved by Lender. Upon the occurrence of an Event of Default, Lender may take all funds held in the Equity Account and apply the same to the aggregate outstanding balance under the Loan Documents. The obligations under this Section 10.1(aa) shall terminate upon the Performance Date and, so long as no Event of Default then exists, any funds remaining in such Equity Account shall be transferred to the Corporate Operating Account.

(bb) Lien Searches. Without limiting the obligations of the Borrowers hereunder, Borrowers agree, within ten (10) days of Lender’s written demand, to reimburse Lender for all expenses not to exceed $1,000 in any twelve (12) month period incurred by Lender in periodically (up to two (2) times per year) verifying the performance of each Borrower of its obligations under the Loan Documents and the security and priority of the Mortgages, including without limitation expenses incurred by Lender for title searches, title updates and endorsements, tax and judgment lien searches, litigation searches, and UCC searches.

(cc) REIT Status. Guarantor shall maintain its status as a real estate investment trust at all times that any portion of the Loan is outstanding.

ARTICLE 11

CASUALTIES AND CONDEMNATION

11.1	Lender’s Election to Apply Proceeds on Indebtedness.

(a) Subject to the provisions of Section 11.1(b) below, Lender may elect to collect, retain and apply upon the indebtedness of Borrowers under this Agreement or any of the other Loan Documents all proceeds of insurance or condemnation (individually and collectively referred to as “Proceeds”) after deduction of all expenses of collection and settlement, including reasonable attorneys’ and adjusters’ fees and charges. Any proceeds remaining after repayment of the indebtedness under the Loan Documents shall be paid by Lender to Borrowers.

(b) Notwithstanding anything in Section 11.1(a) to the contrary, in the event of any casualty to any Improvements or any condemnation of part of any Project, Lender agrees to make available the Proceeds to restoration of such Improvements if (i) no Event of Default exists, (ii) all Proceeds are deposited with Lender, (iii) in Lender’s reasonable judgment, the amount of Proceeds available for restoration of the applicable Improvements is sufficient to pay the full and complete costs of such restoration, (iv) if the cost of restoration exceeds ten percent (10%) of the Loan Amount, in Lender’s sole determination after completion of restoration the Loan Amount will not exceed (A) 85% of the aggregate “leased fee” value of the Projects, and (B) 85% of the “leased fee” value of the applicable Project, (v) in Lender’s reasonable determination, the applicable Project can be restored to an architecturally and economically viable project in compliance with applicable Laws, (vi) each Guarantor reaffirms its Guaranty in writing, and (vii) in Lender’s reasonable determination, such restoration is likely to be completed no later than three months prior to the Final Maturity Date.

11.2	Borrowers’ Obligation to Rebuild and Use of Proceeds Therefor.

In case Lender does not elect to apply or does not have the right to apply the Proceeds to the indebtedness, as provided in Section 11.1 above, Borrower shall:

(a) Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Proceeds to be deposited with Lender;

(b) In the event of any delay in making settlement with insurers or the appropriate governmental authorities or effecting collection of the Proceeds, deposit with Lender the full amount required to complete construction as aforesaid;

(c) In the event the Proceeds are insufficient to assure the Lender that the Loan will be in balance, promptly deposit with Lender any amount necessary to place the Loan in balance; and

(d) Promptly proceed with the assumption of construction of such Improvements, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

Any request by Borrowers for a disbursement by Lender of Proceeds and funds deposited by Borrowers shall be treated by Lender as if such request were for an advance of the Loan hereunder, and the disbursement thereof shall be conditioned upon Borrower’s compliance with and satisfaction of the same conditions precedent as would be applicable under this Agreement for an advance of the Loan.

ARTICLE 12

ASSIGNMENTS BY LENDER AND BORROWERS

12.1	Assignments and Participations.

Lender may from time to time sell the Loan and the Loan Documents (or any interest therein) and may grant participations in the Loan. Borrowers agree to cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith which do not materially adversely affect Borrowers’ rights under the Loan Documents.

12.2	Prohibition of Assignments and Transfers by Borrowers.

Borrowers shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void. Without the prior written consent of Lender, in Lender’s sole discretion, Borrowers shall not suffer or permit the sale, transfer, lease (other than the Leases and in the ordinary course of business pursuant to a Standard Residential Lease and without material deviation from the pro forma rents previously provided by Borrowers to Lender), conveyance, alienation, pledge, assignment, encumbrance, hypothecation or other disposition (a “Transfer”) of (i) all or any portion of any Project or any portion of any other security for the Loan, (ii) all or any portion of any Borrower’s right, title and interest in and to any Project or any portion of any other security for the Loan, or (iii) any interest in Guarantor or any Borrower or any interest in any entity which holds an interest in, or directly or indirectly controls, any Borrower. Notwithstanding the provisions hereof to the contrary, Lender acknowledges that CHT Holding owns one hundred percent (100%) of the direct ownership interests in each Borrower. Further, any third party or combination of third parties which is not under common Control with, or an Affiliate of, CHT Holding shall be permitted to acquire direct or indirect ownership interests in Guarantor or any Borrower so long as no Change of Control occurs.

12.3	Prohibition of Transfers in Violation of ERISA.

In addition to the prohibitions set forth in Section 12.2 above, Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Project, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in Borrower assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in Lender being deemed in violation of any applicable provision of ERISA. Borrower agrees to indemnify and hold Lender free and harmless from and against all losses, costs (including reasonable attorneys’ fees and expenses), taxes, damages (including consequential damages) and expenses Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Lender’s sole judgment or by reason of a breach of the foregoing prohibitions. The foregoing indemnification shall be a recourse obligation of Borrower and shall survive repayment of the Note, notwithstanding any limitations on recourse contained herein or in any of the Loan Documents.

12.4	Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article 12, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE 13

TIME OF THE ESSENCE

13.1	Time is of the Essence.

Borrowers agree that time is of the essence under this Agreement.

ARTICLE 14

EVENTS OF DEFAULT

14.1	Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a) Failure of Borrowers (i) (x) to pay the aggregate outstanding balance under the Note on the Final Maturity Date, (y) to make any scheduled payment of principal (other than that required on the Final Maturity Date) or interest within ten (10) days after the date when due or (z) to observe or perform any of the other covenants or conditions by any Borrower to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money, for a period of ten (10) days after written notice from Lender that the same is due and payable; or (ii) for a period of thirty (30) days after written notice from Lender, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrowers shall have an additional sixty (60) days, so long as Borrowers have commenced and is diligently pursuing a cure of the applicable default, and provided further that if a different notice or grace period is specified under any other paragraph of this Article 14 with respect to a particular breach, the specific provision shall control. No cure period shall be afforded to Borrowers’ failure to observe or perform any covenants or conditions contained in Section 10.1(o), (s), (u), (w), (x), (z), (aa) or (bb).

(b) Any Transfer or other disposition in violation of Sections 12.2 or 12.3.

(c) If any warranty, representation, statement, report or certificate made now or hereafter by any Borrower or Guarantor is materially untrue or materially incorrect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as Borrowers cure said breach (i) within the notice and cure period provided in (a)(i) above for a breach that can be cured by the payment of money or (ii) within the notice and cure period provided in (a)(ii) above for any other breach.

(d) Any Borrower or Guarantor shall commence a voluntary case concerning any Borrower or Guarantor under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute (the “Bankruptcy Code”); or an involuntary proceeding is commenced against any Borrower or Guarantor under the Bankruptcy Code and relief is ordered against any Borrower or Guarantor, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of any Borrower or Guarantor; or any Borrower or Guarantor commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to any Borrower or Guarantor; or there is commenced against any Borrower or Guarantor any such proceeding which remains undismissed or unstayed for a period of ninety (90) days; or any Borrower or Guarantor fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or any Borrower or Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of ninety (90) days.

(e) Any Borrower or Guarantor shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of any Borrower or Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(f) If any Borrower is enjoined, restrained or in any way prevented by any court order from operating any Project.

(g) One or more final, unappealable judgments are entered against any Borrower in amounts aggregating in excess of $100,000, and said judgments are not paid, stayed or bonded over within thirty (30) days after entry.

(h) If any Borrower shall fail to pay any debt owed by it or is in default under any agreement with Lender or any other party (other than a failure or default after the Performance Date and for which any Borrower’s maximum liability does not exceed $5,000,000.00 in the aggregate) which failure to pay or default would have a Material Adverse Change to Borrowers, the Projects or Borrowers’ ability to perform their obligations under this Agreement, and such failure or default continues after any applicable grace or cure period specified in the instrument or agreement relating thereto.

(i) If prior to the Performance Date, Borrowers and Guarantor shall fail to raise $3,500,000.00 in Additional Capital over any Net Equity Raise Period, and such failure shall continue for a period of two (2) Business Days after notice from Lender.

(j) If a Material Adverse Change occurs with respect to any Borrower, any Project or Guarantor.

(k) The occurrence of an event of default by any Borrower under any Lease with the Tenant beyond any applicable notice and/or cure period.

(l) The occurrence of a payment or other material event of default by any Tenant under any Lease with the Tenant beyond any applicable notice and/or cure period, and the continuation of the same for a period of thirty (30) days. Prior to the expiration of such thirty (30) day period, Borrowers shall present to Lender a course of action to remedy such default (such as waiver, modification or termination of the lease and replacement of the tenant) and obtain Lender’s approval thereto. So long as Borrowers follow the approved course of action and meet any deadlines in connection therewith, such default shall be deemed cured.

(m) The occurrence of any other event or circumstance denominated as an Event of Default herein or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

ARTICLE 15

LENDER’S REMEDIES IN EVENT OF DEFAULT

15.1	Remedies Conferred Upon Lender.

Upon the occurrence of any Event of Default that is continuing, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a) Take possession of the Projects and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrowers under this Agreement and the other Loan Documents, including either the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others. Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution in the Projects to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Projects; to execute all applications and certificates in the name of each Borrower prosecute and defend all actions or proceedings in connection with the Improvements or the Projects; to take action and require such performance as it deems necessary under any of the bonds to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; and to do any and every act which any Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b) Declare the Note to be immediately due and payable;

(c) Use and apply any monies or letters of credit deposited by any Borrower with Lender, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender;

(d) Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 14(d), all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrowers.

ARTICLE 16

GENERAL PROVISIONS

16.1	Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

16.2	Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

16.3	GOVERNING LAW.

EXCEPT AS SET FORTH IN THE MORTGAGE, ALL OF THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAWS.

16.4	Acquiescence Not to Constitute Waiver of Lender’s Requirements.

Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any construction or nonconstruction conditions precedent to the Opening of the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds.

16.5	Disclaimer by Lender.

This Agreement is made for the sole benefit of Borrowers and Lender, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement. Lender shall not be liable for any debts or claims accruing in favor of any such parties against any Borrower or others or against the Project. Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with any Borrower or any fiduciary of Borrower.

16.6	Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.7	Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

16.8	Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

16.9	Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrowers to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

16.10	Waiver of Damages.

In no event shall Lender be liable to any Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and each Borrower for itself and Guarantor waive all claims for punitive, exemplary or consequential damages.

16.11	Claims Against Lender.

Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of any Borrower shall have been given to Lender within three (3) months after such Borrower first had knowledge of the occurrence of the event which such Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Each Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which such Borrower does not give such notice timely as aforesaid. Each Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrowers with regard to the Loan.

16.12	Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), EACH BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF CLEVELAND, COUNTY OF CUYAHOGA, STATE OF OHIO, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. EACH BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY STATE OF OHIO OR UNITED STATES COURT SITTING IN THE CITY OF CLEVELAND, COUNTY OF CUYAHOGA, STATE OF OHIO MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF A BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

16.13	Set-Offs.

After the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably authorizes and directs Lender from time to time to charge such Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document. Each Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by such Borrower with Lender (or its Affiliates).

16.14	Authorized Representative.

Borrowers hereby appoint Joshua J. Taube, Vice President of Borrowers, as their “Authorized Representative” for purposes of dealing with Lender on behalf of Borrowers in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan. The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrowers. All actions by the Authorized Representative shall be final and binding on Borrowers. Lender may rely on the authority given to the Authorized Representative until actual receipt by Lender of a duly authorized resolution substituting a different person as the Authorized Representative. No more than one person shall serve as Authorized Representative at any given time.

ARTICLE 17

NOTICES

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Borrowers:

c/o CNL Healthcare Trust, Inc.

450 South Orange Avenue

Orlando, Florida 32801

Attention: Joseph T. Johnson, Senior Vice President and Chief Financial Officer

Attention: Holly Greer, Esq., Senior Vice President and General Counsel

Telephone:        (407) 540-7500

Facsimile:         (407) 540-2544

With a courtesy copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Orlando, Florida 32801

Attention: Peter L. Lopez, Esq.

Telephone:        (407) 843-4600

Facsimile:         (407) 843-4444

If to Lender:

KeyBank National Association

Real Estate Capital-Healthcare

Mailcode: OH-01-51-0311

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Attention:          Amy MacLearie, Closer

Telephone:        (216) 813-6935

Facsimile:         (216) 357-6383

With a copy to:

Alfred G. Kyle, Esq.

Bracewell & Giuliani LLP

1445 Ross Avenue, Suite 3800

Dallas, Texas 75202

Telephone:        (214) 758-1660

Facsimile:         (214) 758-8360

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

ARTICLE 18

WAIVER OF JURY TRIAL

EACH BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

EXECUTED as of the date first set forth above.

BORROWERS:	CHT PARTNERS, LP, a Delaware limited partnership (f/k/a CNL Properties Trust, LP)

	By:	CHT GP, LLC, a Delaware limited liability company, its general partner (f/k/a CNL Properties Trust GP, LLC)

	By:	CNL HEALTHCARE TRUST, INC., a Maryland corporation, its managing member (f/k/a CNL Properties Trust, Inc.)

		By:	/s/ Kevin Maddron
		Name:	Kevin Maddron
		Title:	Senior Vice President

CHT SENIOR LIVING HOLDING, LLC, a Delaware limited liability company (f/k/a CPT Senior Living Holding, LLC)

	By:	/s/ Kevin Maddron
	Name:	Kevin Maddron
	Title:	Senior Vice President

CHT CASPER WY SENIOR LIVING, LLC, a Delaware limited liability company (f/k/a CPT Casper WY Senior Living, LLC)

	By:	/s/ Kevin Maddron
	Name:	Kevin Maddron
	Title:	Senior Vice President

CHT GRAND ISLAND NE SENIOR LIVING, LLC, a Delaware limited liability company (f/k/a CPT Grand Island NE Senior Living, LLC)

	By:	/s/ Kevin Maddron
	Name:	Kevin Maddron
	Title:	Senior Vice President

CHT BILLINGS MT SENIOR LIVING, LLC, a Delaware limited liability company (f/k/a CPT Billings MT Senior Living, LLC)

By:	/s/ Kevin Maddron
Name:	Kevin Maddron
Title:	Senior Vice President

CHT MARION OH SENIOR LIVING, LLC, a Delaware limited liability company (f/k/a CPT Marion OH Senior Living, LLC)

By:	/s/ Kevin Maddron
Name:	Kevin Maddron
Title:	Senior Vice President

CHT MANSFIELD OH SENIOR LIVING, LLC, a Delaware limited liability company (f/k/a CPT Mansfield OH Senior Living, LLC)

By:	/s/ Kevin Maddron
Name:	Kevin Maddron
Title:	Senior Vice President

LENDER:	KEYBANK NATIONAL ASSOCIATION, a national banking association

	By:	/s/ Amy L. MacLearie
	Name:	Amy L. MacLearie
	Title:	AVP – Closing Officer

The following Exhibits and Schedules are omitted as not necessary to an understanding of this agreement.

Exhibit A-1	Legal Description of Casper Land
Exhibit A-2	Legal Description of Grand Island Land
Exhibit A-3	Legal Description of Billings Land
Exhibit A-4	Legal Description of Marion Land
Exhibit A-5	Legal Description of Mansfield Land
Exhibit B-1	Casper Permitted Exceptions
Exhibit B-2	Grand Island Permitted Exceptions
Exhibit B-3	Billings Permitted Exceptions
Exhibit B-4	Marion Permitted Exceptions
Exhibit B-5	Mansfield Permitted Exceptions
Exhibit C	Title Requirements
Exhibit D	Survey Requirements
Exhibit E	Insurance Requirements
Exhibit F	Form of LIBOR Election Notice
Exhibit G	Form of Covenant Compliance Certificate

Schedule I	Environmental Documents